EXHIBIT 99.3

                           GRANGE NATIONAL BANC CORP.
                             LETTER TO SHAREHOLDERS


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                 [GRANGE NATIONAL BANC CORP. LETTERHEAD OMITTED]


                                 June ___, 2002


Dear Shareholder:

     Grange National Banc Corp. is pleased to offer our shareholders the opportunity to participate in our 2002 Dividend Reinvestment and Stock Purchase Plan. We enclose the prospectus describing the plan.

     Shareholders who own 25 or more shares registered in their name are eligible to enroll in this plan. Participation in the plan is entirely voluntary. You may enroll or withdraw at any time, in accordance with the terms and conditions of the plan. In addition to providing a convenient way to buy additional shares of common stock by reinvesting your dividends in the company's common stock, the plan also provides a way for you to make voluntary cash purchases of common stock. We encourage you to review the terms and conditions of the plan carefully and retain the prospectus for future reference.

     THE SHARES OF GRANGE NATIONAL BANC CORP. COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. FURTHER, NO INTEREST WILL BE EARNED ON THESE FUNDS HELD BY THE AGENT PRIOR TO THEIR INVESTMENT. INVESTMENT IN OUR COMMON STOCK, AS WITH ANY INVESTMENT IN COMMON STOCK, INVOLVES INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF VALUE.

     The Grange National Bank, is the plan administrator. The bank will administer the plan through its trust department. You may enroll in the plan by completing and signing the enclosed enrollment form and returning it to the plan administrator. If you have any questions about the plan, please call the plan administrator at (570) 836-2100.

     Thank you for your continued interest in and support of Grange National Banc Corp.

                                           Sincerely,



                                           -------------------------------------
                                           Thomas A. McCullough
                                           President


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